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                                                                     Exhibit 3.1

                                          State of Delaware
                                          Secretary of State
                                          Division of Corporations
                                          Filed 09:00 AM 08/27/1998
                                          981337037 - 2935928

                          CERTIFICATE OF INCORPORATION

                                       OF

                              LOWESTFARE.COM, INC.

                       -----------------------------------

      FIRST. The name of this corporation shall be:

                              LOWESTFARE.COM, INC.

      SECOND. Its registered office in the State of Delaware is to be located at 1013 Centre Road, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

      THIRD. The purpose or purposes of the corporation shall be:

      To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH. The total number of shares of stock which this corporation is authorized to issue is:

Three Thousand (3,000) shares with a par value of One Cent ($.01) per share, amounting to Thirty Dollars ($30.00).

      FIFTH: The name and address of the incorporator is as follows:

                              Kerry Spittel
                              Corporation Service Company
                              1013 Centre Road
                              Wilmington, DE  19805

      SIXTH. The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

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      SEVENTH. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

      EIGHTH. The corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      NINTH. The corporation elects not to be governed by the Takeover Statute
(S203).

      IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged this certificate of incorporation this 27th day of August, A.D., 1998.


                                       ----------------------------
                                       Kerry Spittel
                                       Incorporator


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